Exhibit 99.1
Porch Group Reports Third Quarter 2023 Results

Porch Delivers Q3 Adjusted EBITDA of $8.8 million
GAAP net loss of $(5.7) million
SEATTLE, November 7, 2023 (BUSINESS WIRE) – Porch Group, Inc. (“Porch Group” or “the Company”) (NASDAQ: PRCH), a leading vertical software company reinventing the home services and insurance industries, today reported third quarter results for the Company as of September 30, 2023, with total revenue of $129.6 million, which increased 67% compared to the prior year, and Adjusted EBITDA of $8.8 million, which increased $19.7 million compared to the prior year. GAAP net loss of $(5.7) million, compared to $(84.5) million in the prior year.
CEO Summary
"We are pleased to share our financial results with positive Adjusted EBITDA of $8.8 million. In March 2022, we initially communicated our important target to be Adjusted EBITDA profitable in the second half of 2023, and we are well on our way to achieving that target. We continue to focus on ongoing profitability, with underwriting actions including premium per policy increases, non-renewing policies where our data suggests they are higher risk and deductible increases in our insurance business, launching new software modules coupled with price increases in our software businesses, capital allocation toward businesses that are generating strong returns like our warranty business, and cost reduction initiatives across the company.” Matt Ehrlichman, Chief Executive Officer, Chairman and Founder.
Third Quarter 2023 Financial Results
•Total revenue of $129.6 million, an increase of 67% or $52.2 million (third quarter of 2022: $77.4 million), driven by the Insurance Segment.
•Revenue less cost of revenue of $76.6 million, or 59% of total revenue (third quarter of 2022: $44.4 million, 57% of total revenue). Increase driven by premium per policy increases and other underwriting actions in the Insurance segment and a mix shift towards higher margin businesses in the Vertical Software segment.
•GAAP net loss of $(5.7) million, compared to $(84.5) million for the third quarter of 2022.
•Adjusted EBITDA of $8.8 million, an increase from the prior year (third quarter of 2022: loss of $(10.9) million). Positive in both segments and benefiting from strong expense control.
•Gross written premium for the quarter in our Insurance segment was $154 million with approximately 334 thousand policies.
•$458.4 million unrestricted cash plus investments at September 30, 2023.
•$57 million invested into Homeowners of America Insurance Company ("HOA"), the wholly owned insurance carrier subsidiary, in exchange for a $49 million surplus note and all rights to potential claims stemming from the Vesttoo Ltd ("Vesttoo") fraud.
Third Quarter 2023 Operational Highlights
•39% gross loss ratio and 58% combined loss ratio, demonstrating the substantial impact of our unique data.
•Approved in 12 states to use our unique property data in insurance pricing which improves risk accuracy so we can better price policies for customers.
•Sharing demand with third party agencies, with shared commissions, continues to progress nicely and perform well.
•Continue to launch new products across our software businesses to create more value for customers coupled with price increases.

The following table presents financial highlights of the Company’s third quarter 2023 results compared to the third quarter 2022 (dollars are in millions):

Third Quarter 2023		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$95.2	$34.3	$—	$129.6
Year-over-year growth		195%	(24)%	— %	67%
Revenue less cost of revenue		$50.7	$25.9	$—	$76.6
Year-over-year growth		263%	(15)%	— %	72%
As % of revenue		53%	75%	— %	59%
GAAP net loss					$(5.7)
Adjusted EBITDA (loss)	(1)	$19.0	$3.2	$(13.4)	$8.8
Adjusted EBITDA (loss) as a percent of revenue	(2)	20%	9%	— %	7%

Third Quarter 2022		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$32.3	$45.0	$—	$77.4
Revenue less cost of revenue		$14.0	$30.4	$—	$44.4
As % of revenue		43%	68%	— %	57%
GAAP net loss					$(84.5)
Adjusted EBITDA (loss)	(1)	$(0.9)	$5.5	$(15.6)	$(10.9)
Adjusted EBITDA (loss) as a percent of revenue	(2)	(3)%	12%	— %	(14)%
____________________________________________
(1)See Non-GAAP Financial Measures section for the definition and Adjusted EBITDA (loss) table for the reconciliation to GAAP net income (loss)
(2)Adjusted EBITDA (loss) as a percent of revenue is calculated as Adjusted EBITDA (loss) divided by Revenue
The following table presents the Company’s key performance indicators (1).

	Three Months Ended September 30,
	2023	2022	Change
Gross Written Premium (in millions)	$154	$157	(2)%
Policies in Force (in thousands)	334	391	(15)%
Annualized Revenue per Policy (unrounded)	$1,139	$300	280%
Annualized Premium per Policy (unrounded)	$1,762	$1,276	38%
Premium Retention Rate	100%	105%
Gross Loss Ratio	39%	74%
Average Companies in Quarter (unrounded)	30,675	30,951	(1) %
Average Revenue per Account per Month in Quarter (unrounded)	$1,436	$833	72%
Monetized Services in Quarter (unrounded)	225,096	318,452	(29)%
Average Revenue per Monetized Service in Quarter (unrounded)	$510	$185	176%
____________________________________________
(1)Definitions of the key performance indicators presented in this table are included on page 9 of this release.

Balance Sheet Information

(dollars are in millions)	September 30, 2023	December 31, 2022	Change
Cash and cash equivalents	$343.0	$215.1	59%
Investments	115.4	91.6	26%
Cash, cash equivalents and investments	$458.4	$306.7	49%
The Company ended the third quarter of 2023 with unrestricted cash plus investments of $458.4 million. Of this, the insurance carrier, HOA, had unrestricted cash of $253.9 million and investments of $92.9 million. Excluding HOA, Porch held $89 million of unrestricted cash.
In the third quarter of 2023, Porch Group made a $57 million cash investment in its wholly owned insurance carrier subsidiary HOA to increase surplus, in exchange for i) a $49 million 10-year term surplus note, with interest (SOFR +9.75%), principal payments, and early redemption subject to sufficient capitalization levels at HOA and TDI approval and ii) the purchase of all rights from HOA for potential claims related to the fraud connected to Vesttoo and others.
As of September 30, 2023, outstanding principal for convertible debt was $558 million. This includes $333 million of the new 6.75% Senior Secured Convertible Notes due October 2028 (the “2028 Notes”) and $225 million of the existing 0.75% Convertible Senior Notes due September 2026 (the “2026 Notes”).
Update on Vesttoo Matter
In the third quarter of 2023, HOA, a subsidiary of Porch Group, discovered that Vesttoo Ltd (“Vesttoo”), which arranged capital for one of our reinsurance contracts, faced allegations of fraudulent activity in connection with collateral it provided to HOA and certain other third parties. HOA terminated the associated contract on August 4, 2023, with an effective date of July 1, 2023. Porch recognized a charge of $41.2 million in provision for doubtful accounts for the nine months ended September 30, 2023 in the unaudited condensed consolidated financial statements.

In September 2023, HOA was placed under temporary supervision by the Texas Department of Insurance ("TDI"). The supervision order provides the TDI with more visibility and control during uncertain periods and to ensure there are sufficient plans to build capital surplus at the carrier. Following this, Demotech, Inc. withdrew the financial stability rating.

Following the period end, HOA was released from temporary supervision by the Texas Department of Insurance. The supervision period lasted for approximately two months, while the TDI became sufficiently comfortable with HOA’s operations and financial position post-Vesttoo.

Full Year 2023 Financial Outlook
Porch Group increases its previously provided full year 2023 guidance based on current market conditions and expectations. Taking into consideration the strong results from the third quarter of 2023 and the positive trends in the business.
The Company also reiterated its Adjusted EBITDA profitability target in the second half of the year and in future years on a full year basis. This assumes cat weather in Q4 is in line with historic trends with a 35% gross loss ratio, which is equivalent to approximately $160 of average claims cost per policy. This would be higher than the $110 5-year average. Catastrophic weather events in excess of historic trends occurring in the fourth quarter of the year are excluded from guidance and from this target.
Revised 2023 guidance is as follows:

2023 Guidance

Revenue ~$415m ~50% YoY growth (previously: ~$330m to $350m)

Revenue Less Cost of Revenue ~$190m (previously: ~$145m to $165m)

Adj. EBITDA[1] ~$(52)m (previously: ~$(65)m to $(50)m)

2023 Gross Written Premium[2] ~$500m (unchanged)
1Adjusted EBITDA is a non-GAAP measure.
22023 gross written premium (“GWP”) guidance is stated as the expected full-year GWP for 2023 and is the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance); premiums from our home warranty offerings (for the face value of one year’s premium); and premiums of policies placed with third-party insurance companies for which we earn a commission.
Porch Group is not providing reconciliations of expected Adjusted EBITDA (loss) for future periods to the most directly comparable measures prepared in accordance with GAAP because the Company is unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of the Company’s control.

Conference Call
Porch Group management will host a conference call today November 7, 2023, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The call will be accompanied by a slide presentation available on the Investor Relations section of the Company’s website at ir.porchgroup.com. A question-and-answer session will follow management’s prepared remarks.
All are invited to listen to the event by registering for the webinar here. A replay of the webinar will also be available in the Investor Relations section of the Porch Group’s corporate website at ir.porchgroup.com.
About Porch Group
Seattle-based Porch Group, Inc., the vertical software and insurance platform for the home, provides software and services to approximately 30,700 home services companies such as home inspectors, mortgage companies and loan officers, title companies, moving companies, real estate agencies, utility companies, and warranty companies. Through these relationships and its multiple brands, Porch Group provides a moving concierge service to homebuyers, helping them save time and make better decisions on critical services, including insurance, warranty, moving, security, TV/internet, home repair and improvement, and more. To learn more about Porch Group, visit porchgroup.com or porch.com.
Investor Relations Contact:
Lois Perkins, Head of Investor Relations
Porch Group, Inc.
Loisperkins@porch.com

Forward-Looking Statements
Certain statements in this release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Although the Company believes that its plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, assumptions, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends,” or similar expressions.
These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management at the time they are made, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) expansion plans and opportunities, and managing growth, to build a consumer brand; (2) the incidence, frequency, and severity of weather events, extensive wildfires, and other catastrophes; (3) economic conditions, especially those affecting the housing, insurance, and financial markets; (4) expectations regarding revenue, cost of revenue, operating expenses, and the ability to achieve and maintain future profitability; (5) existing and developing federal and state laws and regulations, including with respect to insurance, warranty, privacy, information security, data protection, and taxation, and management’s interpretation of and compliance with such laws and regulations; (6) the Company’s reinsurance program, which includes the use of a captive reinsurer, the success of which is dependent on a number of factors outside management’s control, along with reliance on reinsurance to protect against loss; (7) the uncertainty and significance of the known and unknown effects on the Company's insurance carrier subsidiary, Homeowners of America Insurance Company (“HOA”), and the Company due to the termination of a reinsurance contract following the allegations of fraud against Vesttoo Ltd. (“Vesttoo”), including, but not limited to, the implications from Demotech, Inc.’s (“Demotech”) withdrawal of HOA’s financial stability rating and the length of time before the rating is restored; the outcome of Vesttoo’s Chapter 11 bankruptcy proceedings; the Company's ability to successfully pursue claims arising out of the alleged fraud, the costs associated with pursuing the claims, and the timeframe associated with any recoveries; HOA's ability to obtain and maintain adequate reinsurance coverage against excess losses; HOA’s ability to stay out of regulatory supervision; and HOA’s ability to maintain a healthy surplus; (8) uncertainties related to regulatory approval of insurance rates, policy forms, insurance products, license applications, acquisitions of businesses, or strategic initiatives, including the reciprocal restructuring, and other matters within the purview of insurance regulators; (9) reliance on strategic, proprietary relationships to provide the Company with access to personal data and product information, and the ability to use such data and information to increase transaction volume and attract and retain customers; (10) the ability to develop new, or enhance existing, products, services, and features and bring them to market in a timely manner; (11) changes in capital requirements, and the ability to access capital when needed to provide statutory surplus; (12) the increased costs and initiatives required to address new legal and regulatory requirements arising from developments related to cybersecurity, privacy, and data governance and the increased costs and initiatives to protect against data breaches, cyber-attacks, virus or malware attacks, or other infiltrations or incidents affecting system integrity, availability, and performance; (13) retaining and attracting skilled and experienced employees; (14) costs related to being a public company; and (15) other risks and uncertainties discussed in Part I, Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K (“Annual Report”) for the year ended December 31, 2022, in Part II, Item 1A, “Risk Factors,” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and in Part II, Item 1A, “Risk Factors,” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, as well as those discussed elsewhere in this report, including in Part II, Item 1A, “Risk Factors,” and in subsequent reports filed with the Securities and Exchange Commission (“SEC”), all of which are available on the SEC’s website at www.sec.gov.
Nothing in this release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Unless specifically indicated otherwise, the forward-looking statements in this release do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this release. The Company does not undertake any duty to update these forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law.

Non-GAAP Financial Measures
This release includes non-GAAP financial measures, such as Adjusted EBITDA (Loss) and Adjusted EBITDA (Loss) as a percent of revenue.
We define Adjusted EBITDA (Loss) as net income (loss) adjusted for interest expense; income taxes; depreciation and amortization; gain or loss on extinguishment of debt; other expense (income), net; impairments of intangible assets and goodwill; provision for doubtful accounts related to reinsurance, or related recoveries; impairments of property, equipment, and software; stock-based compensation expense; mark-to-market gains or losses recognized on changes in the value of contingent consideration arrangements, earnouts, warrants, and derivatives; restructuring costs; acquisition and other transaction costs; and non-cash bonus expense. Adjusted EBITDA (Loss) as a percent of revenue is defined as Adjusted EBITDA (Loss) divided by total revenue.
Our management uses these non-GAAP financial measures as supplemental measures of our operating and financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs. We believe that the use of these non-GAAP financial measures provides investors with useful information to evaluate our operating and financial performance and trends and in comparing our financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, our definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies. In addition, we may modify the presentation of these non-GAAP financial measures in the future, and any such modification may be material.
You should not consider these non-GAAP financial measures in isolation, as a substitute to or superior to financial performance measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude specified income and expenses, some of which may be significant or material, that are required by GAAP to be recorded in our consolidated financial statements. We may also incur future income or expenses similar to those excluded from these non-GAAP financial measures, and the presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures reflect the exercise of management judgment about which income and expense are included or excluded in determining these non-GAAP financial measures.
You should review the tables accompanying this release for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure. We are not providing reconciliations of non-GAAP financial measures for future periods to the most directly comparable measures prepared in accordance with GAAP. We are unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control.

The following tables reconcile Net loss to Adjusted EBITDA (Loss) for the periods presented (dollar amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net loss	$(5,744)	$(84,476)	$(131,447)	$(121,086)
Interest expense	10,267	2,152	21,230	6,504
Income tax provision (benefit)	116	(22)	34	268
Depreciation and amortization	6,272	8,675	18,501	21,574
Mark-to-market losses (gains)	(1,557)	398	(1,777)	(22,949)
Gain on extinguishment of debt	—	—	(81,354)	—
Impairment loss on intangible assets and goodwill	—	57,057	57,232	57,057
Impairment loss on property, equipment, and software	—	30	254	101
Stock-based compensation expense	6,979	5,089	20,277	20,645
Loss (gain) on reinsurance contract (1)	(7,043)	—	41,201	—
Other expense (income), net	(1,185)	(70)	(3,525)	37
Restructuring costs	712	—	2,789	—
Acquisition and other transaction costs	22	261	408	1,583
Non-cash bonus expense	—	—	—	—
Adjusted EBITDA (Loss)	$8,839	$(10,906)	$(56,177)	$(36,266)
Adjusted EBITDA (Loss) as a percentage of revenue	7%	(14)%	(18)%	(17)%
______________________________________
(1)Loss on reinsurance contract relates to one reinsurer.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Segment Adjusted EBITDA (Loss):
Vertical Software	$3,179	$5,545	$4,599	$14,081
Insurance	19,038	(859)	(19,328)	(6,253)
Subtotal	22,217	4,686	(14,729)	7,828
Corporate and other	(13,378)	(15,592)	(41,448)	(44,094)
Adjusted EBITDA (Loss)	$8,839	$(10,906)	$(56,177)	$(36,266)
The following table presents Segment Adjusted EBITDA (Loss) as a percentage of segment revenue for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Segment Adjusted EBITDA (Loss):
Vertical Software	9.3%	12.3%	4.7%	11.5%
Insurance	20.0%	(2.7)%	(8.9)%	(7.0)%
Key Performance Indicators
In the management of these businesses, we identify, measure and evaluate various operating metrics. The key performance measures and operating metrics used in managing the businesses are discussed below. These key performance measures and operating metrics are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.

Gross Written Premium — We define Gross Written Premium as the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance); premiums from our home warranty offerings (for the face value of one year’s premium); and premiums of policies placed with third-party insurance companies for which we earn a commission.
Policies in Force — We define Policies in Force as the number of in-force policies at the end of the period for the Insurance segment, including policies and warranties written by us and policies and warranties written by third parties for which we earn a commission.
Annualized Revenue per Policy — We define Annualized Revenue per Policy as quarterly revenue for the Insurance segment, divided by the number of Policies in Force in the Insurance segment, multiplied by four.
Annualized Premium per Policy — We define Annualized Premium per Policy as the total direct earned premium for HOA, our insurance carrier, divided by the number of active insurance policies at the end of the period, multiplied by four.
Premium Retention Rate — We define Premium Retention Rate as the ratio of our insurance carrier’s renewed premiums over the last four quarters to base premiums, which is the sum of the preceding year’s premiums that either renewed or expired.
Gross Loss Ratio — We define Gross Loss Ratio as our insurance carrier’s gross losses divided by the gross earned premium for the respective period.
Average Companies in Quarter — We define Average Companies in Quarter as the straight-line average of the number of companies as of the end of period compared with the beginning of period across all of our home services verticals that (i) generate recurring revenue and (ii) generated revenue in the quarter. For new acquisitions, the number of companies is determined in the initial quarter based on the percentage of the quarter the acquired business is a part of Porch.
Average Revenue per Account per Month in Quarter — We view our ability to increase revenue generated from existing customers as a key component of our growth strategy. Average Revenue per Account per Month in Quarter is defined as the average revenue per month generated across all home services company customer accounts in a quarterly period. Average Revenue per Account per Month in Quarter is derived from all customers and total revenue.
Monetized Services in Quarter — We connect consumers with home services companies nationwide and offer a full range of products and services where homeowners can, among other things: (1) compare and buy home insurance policies (along with auto, flood and umbrella policies) and warranties with competitive rates and coverage; (2) arrange for a variety of services in connection with their move, from labor to load or unload a truck to full-service, long-distance moving services; (3) discover and install home automation and security systems; (4) compare internet and television options for their new home; (5) book small handyman jobs at fixed, upfront prices with guaranteed quality; and (6) compare bids from home improvement professionals who can complete bigger jobs. We track the number of monetized services performed through our platform each quarter and the revenue generated per service performed in order to measure market penetration with homebuyers and homeowners and our ability to deliver high-revenue services within those groups. Monetized Services in Quarter is defined as the total number of unique services from which we generated revenue, including, but not limited to, new and renewing insurance and warranty customers, completed moving jobs, security installations, TV/Internet installations or other home projects, measured over a quarterly period.
Average Revenue per Monetized Service in Quarter — We believe that shifting the mix of services delivered to homebuyers and homeowners toward higher revenue services is an important component of our growth strategy. Average Revenue per Monetized Services in Quarter is the average revenue generated per monetized service performed in a quarterly period. When calculating Average Revenue per Monetized Service in Quarter, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

PORCH GROUP, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(all numbers in thousands, except share amounts)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$343,008	$215,060
Accounts receivable, net	26,890	26,438
Short-term investments	28,679	36,523
Reinsurance balance due	98,491	299,060
Prepaid expenses and other current assets	45,981	20,009
Restricted cash	18,706	13,545
Total current assets	561,755	610,635
Property, equipment, and software, net	15,660	12,240
Goodwill	191,907	244,697
Long-term investments	86,689	55,118
Intangible assets, net	91,952	108,255
Long-term insurance commissions receivable	13,673	12,265
Other assets	5,748	5,847
Total assets	$967,384	$1,049,057

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$9,054	$6,268
Accrued expenses and other current liabilities	42,257	39,742
Deferred revenue	265,483	270,690
Refundable customer deposits	19,424	20,142
Current debt	1,647	16,455
Losses and loss adjustment expense reserves	129,775	100,632
Other insurance liabilities, current	54,183	61,710
Total current liabilities	521,823	515,639
Long-term debt	431,186	425,310
Operating lease liabilities, non-current	1,897	2,536
Earnout liability, at fair value	44	44
Private warrant liability, at fair value	87	707
Derivative liability, at fair value	26,310	—
Other liabilities	23,217	25,468
Total liabilities	1,004,564	969,704
Commitments and contingencies
Stockholders’ equity (deficit)
Common stock	10	10
Additional paid-in capital	690,024	670,537
Accumulated other comprehensive loss	(7,643)	(6,171)
Accumulated deficit	(719,571)	(585,023)
Total stockholders’ equity (deficit)	(37,180)	79,353
Total liabilities and stockholders’ equity (deficit)	$967,384	$1,049,057

PORCH GROUP, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(all numbers in thousands, except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$129,556	$77,353	$315,690	$211,835
Operating expenses:
Cost of revenue	52,961	32,940	185,566	87,407
Selling and marketing	40,135	30,580	107,357	85,817
Product and technology	14,446	14,437	43,891	44,446
General and administrative	28,659	25,083	77,267	79,979
Provision for (recovery of) doubtful accounts	(6,844)	174	42,111	381
Impairment loss on intangible assets and goodwill	—	57,057	57,232	57,057
Total operating expenses	129,357	160,271	513,424	355,087
Operating income (loss)	199	(82,918)	(197,734)	(143,252)
Other income (expense):
Interest expense	(10,267)	(2,152)	(21,230)	(6,504)
Change in fair value of earnout liability	—	43	—	13,809
Change in fair value of private warrant liability	260	124	620	14,391
Change in fair value of derivatives	510	—	(2,440)	—
Gain on extinguishment of debt	—	—	81,354	—
Investment income and realized gains, net of investment expenses	2,485	335	4,492	775
Other income (expense), net	1,185	70	3,525	(37)
Total other income (expense)	(5,827)	(1,580)	66,321	22,434
Loss before income taxes	(5,628)	(84,498)	(131,413)	(120,818)
Income tax benefit (provision)	(116)	22	(34)	(268)
Net loss	$(5,744)	$(84,476)	$(131,447)	$(121,086)

Net loss per share - basic and diluted	$(0.06)	$(0.86)	$(1.37)	$(1.25)

Shares used in computing basic and diluted net loss per share	96,366,613	97,792,485	95,770,676	97,009,351
The following table summarizes the classification of stock-based compensation expense in the unaudited condensed consolidated statements of operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Selling and marketing	$1,087	$1,690	$3,028	$3,592
Product and technology	1,947	911	4,650	3,888
General and administrative	3,945	2,488	12,599	13,165
Total stock-based compensation expense	$6,979	$5,089	$20,277	$20,645

PORCH GROUP, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(all numbers in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(131,447)	$(121,086)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	18,501	21,574
Provision for (recovery of) doubtful accounts	42,111	381
Impairment loss on intangible assets and goodwill	57,232	57,057
Gain on extinguishment of debt	(81,354)	—
Change in fair value of private warrant liability	(620)	(14,391)
Change in fair value of contingent consideration	(3,597)	5,251
Change in fair value of earnout liability and derivatives	2,440	(13,809)
Stock-based compensation	20,277	20,645
Interest expense (non-cash)	20,214	2,287
Other	1,002	3,809
Change in operating assets and liabilities, net of acquisitions and divestitures
Accounts receivable	(1,344)	(6,971)
Reinsurance balance due	159,368	(71,180)
Prepaid expenses and other current assets	(25,972)	(5,295)
Accounts payable	2,778	(248)
Accrued expenses and other current liabilities	(9,323)	(8,001)
Losses and loss adjustment expense reserves	29,143	38,349
Other insurance liabilities, current	(7,527)	15,921
Deferred revenue	(4,696)	71,600
Refundable customer deposits	(12,248)	2,510
Long-term insurance commissions receivable	(1,408)	(4,409)
Other assets and liabilities, net	1,368	(4,346)
Net cash provided by (used in) operating activities	74,898	(10,352)
Cash flows from investing activities:
Purchases of property and equipment	(776)	(1,986)
Capitalized internal use software development costs	(6,923)	(5,803)
Purchases of short-term and long-term investments	(59,851)	(19,446)
Maturities, sales of short-term and long-term investments	35,321	17,794
Acquisitions, net of cash acquired	(1,974)	(37,003)
Net cash used in investing activities	(34,203)	(46,444)
Cash flows from financing activities:
Proceeds from line of credit	—	5,000
Proceeds from advance funding	319	15,115
Repayments of advance funding	(2,962)	(17,571)
Proceeds from issuance of debt	116,667	10,000
Repayments of principal	(10,150)	(150)
Cash paid for debt issuance costs	(4,650)	—
Repurchase of stock	(5,608)	—
Other	(1,202)	(3,396)
Net cash provided by financing activities	92,414	8,998
Net change in cash, cash equivalents, and restricted cash	$133,109	$(47,798)
Cash, cash equivalents, and restricted cash, beginning of period	$228,605	$324,792
Cash, cash equivalents, and restricted cash end of period	$361,714	$276,994